Exhibit 16.1

August 9, 2017
Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on
August 4, 2017, to be filed by our former client, MiMedx Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Cherry Bekaert LLP